701-7 Koehler Avenue, Suite 7 - Ronkonkoma, NY 11779
(631) 981-9700 - www.lakeland.com
FOR IMMEDIATE RELEASE

Lakeland Industries, Inc. Reports 18% Revenue Increase for Third Quarter Fiscal
Year 2011 Financial Results

3Q11 EPS of $0.12 Compared with a loss of $(0.03) in 3Q10;
Outlook Enhanced with Deferred Income of $0.10 Per Share From Operations in China

RONKONKOMA, NY — December 13, 2010 — Lakeland Industries, Inc. (NASDAQ: LAKE) today announced financial results for its third quarter fiscal year 2011 ended October 31, 2010.

Financial Results Highlights and Recent Company Developments

▪	Revenue of $26.3 million in Q3FY11 up 18% over Q3 last year
▪	International revenues grew 14% and domestic revenues increased 21% from Q3FY10
▪	Gross margin improved 2 percentage points quarter-over-quarter due to contributions from international operations and disposables relating to industry-wide shortages and price increases
▪	Bank debt of $5.9 million at end of quarter down from $9.5 million at beginning of fiscal year
▪	Cash of $5.5 million at end of Q3FY11
▪	Stock repurchase plan approved
▪	Visibility and Growth Outlook Strengthened:
o	Backlog of $3.4 million at end of quarter for U.S. disposables
o	Increase in deferred income from China operations to provide $0.10 in EPS in future quarters
o	International markets remain robust and provide higher margins
o	U.S. auto sector and related supply chain improving
o	“Opportunity Gap” – maximum utilization from global assets/workforce – supportive of increased market share, revenues and profits

Fiscal 2011 Third Quarter Financial Results

Net Sales. Net sales increased $4.0 million, or 18%, to $26.3 million for the three months ended October 31, 2010, from $22.3 million for the three months ended October 31, 2009.  The net increase was due to an increase of $2.8 million or 21% in domestic sales and $1.2 million or 14% in foreign sales in the fiscal 2011 quarter as compared with the same quarter of the prior year.

External sales from China increased by $2.3 million, or over 100%, driven by domestic sales in China and sale of products for international markets. Canadian sales increased by $0.1 million, or 9.9%, UK sales decreased by 2%, Chile sales decreased by $0.1 million, in part resulting from an earthquake that led to business disruptions, and India sales increased by $0.4 million, or 200%.  Sales in Brazil were down nearly 8%, mainly from lack of large bid sales this year as compared with the prior period, although management is optimistic that the Company will secure several significant contracts for which proposals remain outstanding.

U.S. domestic sales of disposables were $11.6 million in 3QFY11 as compared with $10.3 million in 3QFY10.  The increase reflects fulfillment of a portion of contract backlog stemming from manufacturing capacity constraints and stock-out conditions earlier in the year.  An increase in orders relating to the Gulf oil spill led to an increase in U.S. chemical suit sales, which increased to $1.8 million in 3QFY11 from $1.7 million in 3Q10.  Domestic sales for woven products increased by $0.5 million, while reflective products sales increased $0.3 million or 34% driven by demand from the utilities market.  Glove sales in the U.S. were flat due to increased demand offset by pricing pressures.

Gross Profit. Gross profit increased $1.5 million, or 27.1%, to $7.2 million for the three months ended October 31, 2010, from $5.7 million for the three months ended October 31, 2009. Gross profit as a percentage of net sales increased to 27.3% for the three months ended October 31, 2010, from 25.4% for the three months ended October 31, 2009. Major factors driving the changes in gross margins were:

•
Disposables gross margin increased by $1.1 million this year compared with last year. This increase was mainly due to higher margins in 3QFY11 resulting from lower fabric costs, the industry wide shortages prevailing and price increases

•	Brazil’s gross margin was 41.7% this year compared with 41.1% last year. This increase was largely due to the sales mix
•	Breakeven at the gross level from India in 3QFY11
•	Chemical division gross margin increased 5.3 percentage points resulting from sales mix
•	Canada gross margin increased 4.8 percentage points due to higher volume and favorable exchange rates
•
Reduction of 3QFY11 gross profit from elimination of intercompany results relating to unusually high deferred sales for China of products that are in transit at October 31 (and included in inventory). This profit will be recognized when sold to third parties

Operating Expenses. Operating expenses increased $0.9 million, or 16.3%, to $6.4 million for the three months ended October 31, 2010, from $5.5 million for the three months ended October 31, 2009.  As a percentage of sales, operating expenses decreased to 24.2% for the three months ended October 31, 2010 from 24.5% for the three months ended October 31, 2009.  The $0.9 million increase in operating expenses in the three months ended October 31, 2010 as compared to the three months ended October 31, 2009 was comprised of:

•	$0.2 million increase in sales salaries resulting primarily from increased sales personnel in South America, China and other areas relating to the Company’s growth strategy
•	$0.2 million increase in professional fees resulting from management changes in Brazil and international tax planning.
•
$0.2 million increase in freight out shipping costs, in part due to higher volume and the need for multiple shipments using air freight and traditional freight to fulfill orders subject to stock-out conditions and other special circumstances

•	$0.1 million in increased sales commissions resulting from higher volume
•	$0.1 million increase in equity compensation resulting from the 2009 restricted stock plan treated at the baseline performance level

•
$0.1 million in increased operating costs in China were the result of the large increase in direct international sales made by China that are now allocated to SG&A costs (previously allocated to cost of goods sold)

•	($0.2) million decrease in administrative payroll mainly resulting from earlier terminations in Canada and the U.S.
•	$0.2 million miscellaneous increases

Operating profit. Operating profit increased 340% to $0.8 million for the three months ended October 31, 2010 from $0.2 million for the three months ended October 31, 2009.  Operating margins were 3.1% for the three months ended October 31, 2010 compared to 0.8% for the three months ended October 31, 2009.

Interest Expenses.  Interest expenses decreased by $0.5 million for the three months ended October 31, 2010 as compared to the three months ended October 31, 2009 due to lower borrowing levels outstanding and lower rates, and the buyout of the interest rate swap in the third quarter of last year.

Income Tax Expense.  Income tax expenses consist of federal, state and foreign income taxes.  Income tax expenses increased $0.3 million to $0.1 million for the three months ended October 31, 2010 from $(0.2) million for the three months ended October 31, 2009.  The Company’s effective tax rates were 15.1% for 3Q FY11 and 49.6% for the three months ended October 31, 2009, mainly resulting from losses in India in the prior year with no tax benefit. The effective tax rate for 3QFY11 was due to goodwill write-offs in Brazil and tax benefits from India resulting from a “check the box” tax status in the U.S.

Net Income.  Net income increased $0.8 million to $0.6 million for the three months ended October 31, 2010 from a net loss of $(0.2) million for the three months ended October 31, 2009.  Earnings per basic and diluted share for the third quarter of fiscal 2011 was $0.12, an increase from a net loss per basic and diluted share of $(0.03) in the prior year period.  The increase in net income and earnings per share primarily resulted from higher volumes and higher margins, offset by the elimination (deferral) of intercompany profits of $0.10 earnings per share due to unusually high production in China mostly in transit as of October 31, 2010.  This profit will be recognized when the product is sold to third parties; until that time, the products will not be reflected on the Company’s income statement and will be accounted for as finished goods inventory.

Fiscal 2011 Nine Months Financial Results

Net Sales. Net sales increased $6.9 million, or 9.9%, to $76.2 million for the nine months ended October 31, 2010, from $69.3 million for the nine months ended October 31, 2009. The net increase was due to an increase of $6.4 million in foreign sales and an increase of $0.5 million in domestic sales.

External sales from China increased by $5.6 million, or 80%, driven by sales for the Australian market and domestic sales in China.  Canadian sales increased by $0.8 million or 19.6%, UK sales increased by $0.6 million or 18.8%, Chile sales decreased by $0.6 million or 38%, in part resulting from a disruption in market activity following an earthquake and an elimination of Argentina sales which were subtracted from Chile as the Company formed a new subsidiary encompassing Argentina operations to address growth opportunities in the country. Sales in Brazil were flat for the first nine months of fiscal year 2011 as compared with the prior year.  For the first three quarter of fiscal 2011 compared with the 2010 period, U.S. domestic sales of disposables increased by $0.3 million, chemical suit sales decreased by $0.8 million, wovens increased by $0.2 million, reflective sales were flat, and glove sales increased by $0.9 million.

Gross Profit. Gross profit increased $4.0 million or, 22.1%, to $21.9 million for the nine months ended October 31, 2010, from $17.9 million for the nine months ended October 31, 2009. Gross profit as a percentage of net sales increased to 28.7% for the nine months ended October 31, 2010 from 25.8% for the nine months ended October 31, 2009.  Major factors driving the changes in gross margins were:

•
Disposables gross margin increased by 5.4 percentage points this year compared with last year. This increase was mainly due to higher margins in 3QFY11 resulting from the lower fabric prices industry-wide

•	Brazil’s gross margin was 45.9% this year compared with 42.5% last year. This increase was largely due to the volume provided by a larger bid contract earlier this year
•	Continued gross losses of $0.2 million from India in FY11, although India achieved breakeven gross margins for 3QFY11.
•	Chemical division gross margin increased 0.2 percentage points resulting from an improved sales mix as the year progressed
•	Canada gross margin increased 6.1 percentage points due to higher volume and favorable exchange rates

Operating Expenses. Operating expenses increased $3.1 million, or 18.3%, to $19.9 million for the nine months ended October 31, 2010, from $16.8 million for the nine months ended October 31, 2009.  As a percentage of sales, operating expenses increased to 26.1% for the nine months ended October 31, 2010 from 24.3% for the nine months ended October 31, 2009.  The $3.1 million increase in operating expenses in the nine months ended October 31, 2010 as compared to the nine months ended October 31, 2009 were comprised of:

•
$0.5 million in increased operating costs in China were the result of the large increase in direct international sales made by China that are now allocated to SG&A costs but which had previously been allocated to cost of goods sold

•	$0.5 million increase in freight out shipping costs due to higher volume and to stock-out conditions, and the need for multiple shipments to fulfill one order as stock arrived late from a supplier
•	$0.4 million increase in equity compensation resulting from the 2009 restricted stock plan treated at the baseline performance level and the resulting cumulative charge
•	$0.3 million increase in foreign exchange costs resulting from unhedged losses against the Euro in China. The Company has since commenced a hedging program for the Euro.
•	$0.3 million increase in professional fees resulting from management changes, commencement of arbitration proceedings in Brazil and international tax planning.
•
$0.2 million increase in administrative payroll mainly resulting from $0.4 million severance pay from terminations in Canada and the U.S., offset by a resulting $0.2 million lower payroll costs in the remainder of the year.

•	$0.2 million increase in sales salaries resulting primarily from increased sales personnel in South America, China and other areas relating to the Company’s growth strategy
•	$0.2 million in increased sales commissions resulting from higher volume
•	$0.2 million miscellaneous increases
•	$0.1 million increase in advertising resulting in lower Co-op advertising rebates received from suppliers
•	$0.1 million increase in donations relating to Chile’s earthquake relief effort
•	$0.1 million increase in one-time increases in Delaware Franchise Taxes.

Operating Profit. Operating profit increased $0.9 million to $2.0 million for the nine months ended October 31, 2010 from $1.1 million for the nine months ended October 31, 2009.  Operating margins were 2.6% for the nine months ended October 31, 2010 compared to 1.6% for the nine months ended October 31, 2009.

Interest Expenses.  Interest expenses decreased by $0.7 million for the nine months ended October 31, 2010 as compared to the nine months ended October 31, 2009 due to lower borrowing levels outstanding and lower rates, and the buyout of the interest rate swap in the third quarter of last year.

Income Tax Expense.  Income tax expenses consist of federal, state and foreign income taxes.  Income tax expenses increased $0.1 million to $0.3 million for the nine months October 31, 2010 from $0.2 million for the nine months ended October 31, 2009.  The Company’s effective tax rates were not meaningful for this year or last year. The effective tax rate for 1QFY10 was affected by a $350,000 allowance against deferred taxes resulting from the India restructuring, losses in India and UK with no tax benefit, tax benefits in Brazil resulting from government incentives and goodwill write-offs, and credits to prior year’s taxes in the U.S. not previously recorded.  The Company’s effective tax rate for the first nine months of fiscal year 2011 was impacted by goodwill write-offs in Brazil and tax benefits from India resulting from a “check the box” tax status in the U.S and the $1.6 million charge for a VAT tax expense in Brazil.

Net Income (Loss).  The Company reported a net loss of $(0.1) million for the nine months ended October 31, 2010 from a net loss of $(0.1) million for the nine months ended October 31, 2009.  The net loss per basic and diluted share for the nine months ended October 31, 2010 was $(0.02) as compared with a loss of $(0.02) per basic and diluted share for the same period of the prior year.  The net loss in the first nine months of fiscal year 2011 primarily resulted from a $1.6 million charge for VAT tax expense in Brazil. Excluding the Brazilian VAT tax expense, the Company would have reported net income of $1.5 million or earnings per share of $0.27 for the nine months ended October 31, 2010, as compared to a net loss of $(0.1) million or a loss per share of $(0.02) for the same period in fiscal 2010.  The improved profitability before VAT tax expense reflects an increase in sales, increases in gross margins in disposables, and a $350,000 allowance against deferred taxes in the prior year resulting from the India restructuring.

Management’s Comments

Commenting on the financial results, Lakeland Industries President and Chief Executive Officer Christopher J. Ryan said, “Lakeland has delivered another strong quarter driven by growth in both international and domestic operations.  For the last few years, the Lakeland story has centered on growth of faster growing international markets while the domestic market for our products had declined precipitously with outsourcing trends and the exporting of “dirty jobs” to nations with lower cost bases.  This negative progression was later punctuated by the global recession and a severe pullback in the domestic auto industry.  We are pleased to report that by most measures many of the economies around the world are recovering and the U.S. auto sector is rebounding, although unlikely to reach its previous levels.

“Lakeland’s international revenues increased by 14% even though our Brazilian business was slightly lower year-over-year as it awaits awards on several large bid contracts.  Importantly, we have strengthened our near term prospects through revenue and earnings visibility and our longer term growth strategies are gaining traction.  Consolidated revenues increased by 18% for the third quarter to $26.3 million, which on an annualized basis is higher than any fiscal year revenue reported by the Company in its nearly 30 year history.  We ended the third quarter with a backlog of $3.4 million in firm orders for domestic disposables, and deferred profits from our operations in China that should yield approximately $700,000 in pretax profit or $0.10 in net earnings per share.

“Domestic operations for Lakeland have improved since bottoming out with the recession.  Of particular importance is the rebounding of the automotive sector for which we supply our products to manufacturers throughout the supply chain.  Demand for products related to the Gulf oil spill has been abating, but we are seeing requirements pick up in other sectors of the domestic economy.  Internationally, we are gaining traction in multiple markets around the world, with particular growth anticipated in China, Brazil, Mexico, Europe, Chile, Russia and Europe.

“With the majority of our target markets on an upward trajectory and the heavy spending on international operations behind us, staffing for management, sales and manufacturing positions is perhaps the most critical element for our success.  Sales and marketing personnel have been added at our operations in China, India, Latin America, Kazakhstan and Russia.  The teams have been making considerable inroads toward securing an impressive number of new product approvals and in setting up direct sales channels.  Charges against earnings were taken earlier in the year and in the third quarter personnel changes that enabled us to improve upon our management teams in Brazil, India and North America.  We implemented a headcount reduction at our manufacturing facilities in China during the recession and amid a modified agreement with DuPont whereby they would supply us with finished goods and we would be able to reallocate our production capacity.   The additional capacity was not needed until recently as the global economic recovery took effect.  In October we added nearly 200 sewers hired from a neighboring company that did not plan accordingly in facing the recession, and just completed an expansion of our plant capacity in Brazil by 30%.

“Now, with our manufacturing capacity returning, the Company’s global asset utilization provides significant upside to our financial results as there is a substantial opportunity gap to capitalize on.  Capital investments are minimal from this point forward.  Incremental to this growth potential is the agreement with DuPont whereby we resell finished goods they send to us, which through the third quarter had been hampered by their raw material constraints but has more recently eased up.

“Our working capital and cash position increased in the fiscal year, with a cash balance at October 31, 2010 of $5.5 million.  At the same time, we have reduced our debt from the beginning of the year to a very low and manageable level below $6 million.  With a credit facility of $23.5 million at our disposal, we are provided with significant access to over $17 million for growth capital and acquisitions.

“Reflecting the confidence we have in Lakeland’s fundamental strengths and growth prospects as well as the belief that our current share price valuation does not reflect the Company’s underlying long term value, we announced in November a stock repurchase program for up to $2,000,000 worth of outstanding common stock. We believe the repurchase of our common stock and our favorable outlook should enhance shareholder value.”

Financial Results Conference Call

Lakeland will host a conference call at 4:30 PM eastern today to discuss the Company’s third quarter fiscal year 2011 financial results. The conference call will be hosted by Christopher J. Ryan, Lakeland’s President and CEO.  Investors can listen to the call by dialing 888-359-3613 (Domestic) or 719-457-1506 (International), Pass Code 2118959.

A conference call replay will be available by dialing 888-203-1112 (Domestic) or 719-457-0820 (International), Pass Code 2118959.

About Lakeland Industries, Inc.:
Lakeland Industries, Inc. (NASDAQ: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market.  The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1,000 safety and mill supply distributors.  These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical, and high technology electronics manufacturers, as well as hospitals and laboratories.  In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and may other federal and state agencies.  For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:
Lakeland Industries	Darrow Associates
631-981-9700	631-367-1866
Christopher Ryan, CJRyan@lakeland.com	Jordan Darrow, jdarrow@darrowir.com
Gary Pokrassa, GAPokrassa@lakeland.com

# # #

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and 8-K(s), registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission or made by management.  All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements.  As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” which words reflect the current view of the Company with respect to future events.  We caution readers that these forward-looking statements speak only as of the date hereof.  The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	October 31,	January 31,
	2010	2010
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$5,455	$5,093
Accounts receivable, net	17,395	15,809
Inventories	38,780	38,576
Deferred income taxes	1,473	1,262
Prepaid Income Taxes and other current assets	4,018	4,087
Total current assets	67,121	64,827

Property and equipment, net	13,782	13,743
Goodwill	6,226	5,829
Other assets	8,069	5,622
	$95,198	$90,020

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$7,377	$3,883
Accrued expenses and other current liabilities	2,639	2,427
Borrowing under revolving credit facility	—	9,518
Current maturity of long term debt	98	93
Total current liabilities	10,114	15,921
Borrowing under revolving credit facility	5,859	—
Construction loan payable	1,588	1,583
VAT taxes payable long-term	3,309	—
Other non current liabilities	102	92
Total liabilities	20,972	17,596

Stockholders' equity
Common stock, $0.01 par; authorized
10,000,000 shares; issued and outstanding
5,567,652 and 5,564,732 shares at October 31, 2010
and at January 31, 2010, respectively	56	55
Less treasury stock, at cost, 125,322 shares at
October 31, 2010 and January 31, 2010	(1,353)	(1,353)
Additional paid-in capital	50,203	49,623
Retained earnings	25,096	25,221
Other comprehensive income (loss)	224	(1,122)
Total stockholders' equity	74,226	72,424
Total liabilities and stockholders' equity	$95,198	$90,020

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except shares and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2010	2009	2010	2009

Net sales	$26,293	$22,285	$76,207	$69,310

Cost of goods sold	19,106	16,629	54,344	51,407

Gross profit	7,187	5,656	21,863	17,903

Operating expenses	6,361	5,468	19,906	16,823

Operating profit	826	188	1,957	1,080

VAT tax charge Brazil	—	—	(1,583)	—

Interest and other income, net	16	6	51	60

Interest expense	(77)	(572)	(256)	(992)

Income (loss) before income taxes	765	(378)	169	148

Provision for income taxes	116	(188)	294	233

Net income (loss)	$649	$(190)	$(125)	$(85)

Net income (loss) per common share*:
Basic	$0.12	$(0.03)	$(0.02)	$(0.02)
Diluted	$0.12	$(0.03)	$(0.02)	$(0.02)

Weighted average common
shares outstanding:
Basic	5,440,520	5,438,400	5,440,396	5,420,244
Diluted	5,546,389	5,458,777	5,513,939	5,440,484